Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

National General Holdings Corp.

New York, New York

We hereby consent to the incorporation by reference in this Registration Statement of our report dated May 13, 2013, except for notes 2, 25, 26 and 27 as to which the date is January 29, 2014, relating to the consolidated financial statements, and schedules of National General Holdings Corp. appearing in the Company’s Form S-1 (Reg. No. 333-190454) as of and for the year ended December 31, 2012 and 2011 and the period from March 1, 2010 (inception) to December 31, 2010.

/s/ BDO USA, LLP

New York, New York

March 12, 2014